EXECUTION VERSION
_____________________________________________________________________________
NATIONAL RURAL UTILITIES
COOPERATIVE FINANCE CORPORATION

and
FEDERAL AGRICULTURAL MORTGAGE CORPORATION
MASTER SERVICING AGREEMENT (AGENTED PARTICIPATIONS)
Dated as of February 14, 2022 ______________________________________________________________________________
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MASTER SERVICING AGREEMENT (AGENTED PARTICIPATIONS) (this “Master Agreement”) made and entered into as of February 14, 2022 by and between NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION, a cooperative association organized and existing under the laws of the District of Columbia (referred to herein as “CFC” or “Master Servicer”), and FEDERAL AGRICULTURAL MORTGAGE CORPORATION, a federally chartered instrumentality of the United States (referred to herein as “Farmer Mac” or the “Participant”).
WHEREAS, the Participant may purchase Participation Interests (as defined herein) from time to time from National Cooperative Services Corporation (“Seller”) under the Master Loan Participation Agreement (Agented), dated as of February 14, 2022 (as amended from time to time, the “Master Participation Agreement”) between the Seller and the Participant; and
WHEREAS, the Participant desires to retain the Master Servicer to service any such Participation Interest upon the consummation of the sale thereof, and the Master Servicer desires to provide servicing of each said Participation Interest on behalf of Participant.
NOW, THEREFORE, the parties to this Master Agreement, in the capacities hereinabove set forth, in consideration of the mutual agreements and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, do hereby undertake and otherwise agree as follows:
Article I:
DEFINED TERMS

Section 1.01.    General Definitions. Whenever used in this Master Agreement, the following words and phrases shall have the following meanings:
Affiliate: With respect to any particular Person, (a) any Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or (b) any person who is a director or officer or general partner (i) of such Person, (ii) of any subsidiary of such Person, or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote 5% or more of the securities having ordinary voting power to elect the directors of such Person, or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
Annual Officer’s Certificate: A certificate completed and executed by a Servicing Officer on behalf of the Master Servicer in accordance with Section 3.15. Each Annual Officer’s Certificate shall be substantially in the form of Exhibit 3 hereto (with such changes and modifications as the Master Servicer and the Participant shall agree).
Applicable Percentage: means the percentage of the total Commitments represented by a Participation Interest.
Authorized Officer: The Chairman of the Board, the President, any Executive Vice President, any Senior Vice President or any Vice President.
Borrower: The obligor or obligors under a Loan.
Business Day: Any day other than (i) a Saturday or a Sunday, (ii) a day on which the Federal Reserve Bank of New York authorizes banking institutions in the Second Federal Reserve District to be closed, (iii) a day on which banking institutions in the District of Columbia
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or the State of New York are required or authorized by law to be closed, or (iv) a day on which the principal offices of the Participant or the Master Servicer are closed.
Change in Control: Either (i) the consummation of a reorganization, merger, or consolidation unless immediately after such reorganization, merger, or consolidation the Master Servicer remains a cooperative organization and more than 75 percent of its members are rural electric or rural telephone cooperatives; or (ii) the sale or other disposition of all or substantially all of the assets of the Master Servicer.
CFC: The meaning set forth in the preamble hereto.
Collateral: To the extent a Loan is secured, the collateral described in the Credit Document granting security for such Loan.
Compliance Certification: The annual certification submitted by a Borrower under the terms of the related Credit Agreement, to the extent provided for thereunder.
Commitments: means the commitments of lenders to make loans and acquire participations in letters of credit under a Credit Agreement.
Credit Agreement: The agreement to which the applicable Borrower is a party and providing for and governing the terms of a Loan.
Credit Documents: means the Credit Agreement and all promissory notes, guaranties, security agreements, mortgages, deeds of trust, UCC’s, letters of credit, reimbursement agreements, waivers, amendments, modifications, supplements, forbearances, intercreditor agreements, subordination agreements and all other agreements, documents or instruments executed and delivered in connection therewith.
Customary Servicing Procedures: With respect to the Master Servicer, the customary and usual standards of practice employed by the Master Servicer when servicing and administering loans in the Master Servicer’s portfolio of a type comparable to the Loans underlying the Participation Interests sold pursuant to the Master Participation Agreement.
Defaulted Loan Report: The report provided on an Exception Basis to Farmer Mac by the Master Servicer pursuant to Section 3.01(g), providing information with respect to all Defaulted Loans. The Defaulted Loan Report shall be provided in an electronic format agreed upon between the parties, substantially in the form of Exhibit 2.
Defaulted Loan: Any Participation Interest as to which (i) any payment or part thereof, remains unpaid for thirty (30) days or more after the original due date for such payment, (ii) the related Borrower is subject to any bankruptcy or insolvency proceeding, (iii) the lien of any Credit Document granting a security interest in Collateral has been foreclosed, the related Collateral has been sold pursuant to a power of sale or trustee’s sale or repossessed, or proceedings for foreclosure, sale or repossession have been commenced, or (iv) the Master Servicer has determined, consistent with Customary Servicing Procedures, that such Participation Interest is not collectible.
Dispute: The meaning set forth in Section 4.03.
Distribution: With respect to any Participation Interest shall have the meaning ascribed to it in the Participation Agreement related to such interest.
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Distribution Account: The following account established by Farmer Mac into which the Master Servicer will make deposits pursuant to Section 3.05:
•Cash Wires:
ABA# 021050178
Farmer Mac
- No Account number is needed. If your system requires an account number, use 0 or 021050178.
        - Please include appropriate reference/identifier

Distribution Report: A report delivered by the Master Servicer to Farmer Mac (which may be delivered electronically to an email address previously provided in writing by Farmer Mac) pursuant to Section 3.01(g) and substantially in the form of Exhibit 1 or such other form as may be agreed to in writing by the Master Servicer and Farmer Mac.
Due Date: With respect to any Participation Interest, any date upon which any Installment Payment is due in accordance with the terms of the related Credit Documents.
Electronic Delivery Portal: The secure internet portal providing for electronic delivery of notices and other documents (as may permitted by Section 4.04), as instructed in writing (including by means of electronic mail) by the receiving party to the sending party from time to time.
Exception Basis: With respect to the Defaulted Loan Report provided by the Master Servicer hereunder, a report that is required only in the event that information or data exists for the reporting period to which such report relates.
Farmer Mac: The Federal Agricultural Mortgage Corporation, a federally chartered instrumentality of the United States, together with its successors and assigns.
Fee Letter: A letter agreement with respect to a Participation Interest between the Participant and the Master Servicer.
Governmental Authority: Any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
Installment Payment: With respect to any Participation Interest and any Due Date, any payment of principal and/or interest thereon in accordance with the Credit Agreement (after adjustment for any curtailments occurring prior to the Due Date but before adjustment to such amortization schedule by reason of any bankruptcy or similar proceeding or any moratorium or similar waiver or grace period).
LC Disbursement: with respect to a Participation Interest, a payment made pursuant to a letter of credit issued under the Credit Agreement related to such Participation Interest by the issuing lender of such letter of credit.
LC Exposure: at any time shall be the dollar amount represented by the Applicable Percentage of the Overall LC Exposure at such time.
Loan: A loan or interest in a loan (including any unfunded commitments) owned by the Seller under a credit agreement administered by an administrative agent.
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Loan Setup File: The information about each Participation Interest serviced by the Master Servicer.
Master Agreement: This Master Servicing Agreement (Agented Participations), as it may be modified, amended or supplemented in accordance with the applicable provisions hereof.
Master Servicer: National Rural Utilities Cooperative Finance Corporation.
Officer’s Certificate: With respect to any Person, a certificate signed by the Governor, the Chairman of the Board, the Vice Chairman of the Board, the President, any Executive Vice President, Senior Vice President, Vice President or Second Vice President, and any of the Treasurer, the Secretary, or any of the Assistant Treasurers or Assistant Secretaries of such Person delivered pursuant to this Master Agreement.
Overall LC Exposure: means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding letters of credit issued under the Credit Agreement related to a Participation Interest at such time plus (b) the aggregate amount of all LC Disbursements under such Credit Agreement that have not yet been reimbursed by or on behalf of the Borrower at such time.
Participant: Farmer Mac.
Participation Agreement: With respect to any Loan, the Participation Agreement between Seller and Participant documenting the sale of the Participation Interest.

Participation Interest: With respect to any Loan, an undivided participation interest in such Loan, and upon the agreement of the Participant to purchase such Participation Interest shall have the meaning ascribed to “Participation” in the related Participation Agreement; provided, however, that each interest described in this definition shall exclude the servicing rights and servicing obligations, if any, related to such Participation and the legal title to such Loan.

Person: Any legal person, including any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or Governmental Authority.
Responsible Officer: When used with respect to the Participant or the Master Servicer, any officer of such Person, including any Governor, Chairman or any President, any Executive Vice President, any Senior Vice President, Vice President, any Assistant Vice President, any Assistant Treasurer, any Assistant Secretary or any other officer of such party customarily performing functions similar to those performed by the persons who at the time shall be such officers.
SEC: The United States Securities and Exchange Commission.
Seller: National Cooperative Services Corporation.
Servicer Default: An event described in Section 3.11.
Servicing Advance Account: The account established on the Master Servicer’s books and records by the Master Servicer in which it shall record all funds paid through advances of the Master Servicer in connection with the Participation Interest. All recoveries of such advances from the Borrower or reimbursements of such advances by Farmer Mac shall also be recorded to this account.
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Servicing Advances: With respect to each Participation Interest, all customary and reasonable costs and expenses (including the reasonable fees and disbursements of counsel to the Master Servicer) incurred in accordance with the Customary Servicing Procedures of the Master Servicer in the performance by the Master Servicer of its servicing obligations consisting of or relating to (i) the preservation, restoration and protection of the related Collateral, (ii) any enforcement or remedial activities or judicial proceedings, including foreclosures and (iii) the amendment, modification, restructuring or work-out of such Participation Interest.
Servicing Fee: With respect to each Participation Interest, the product of (i) the Servicing Fee Rate, and (ii) (a) the outstanding principal amount of such Participation Interest computed on the basis of the same time period with respect to which interest on the related Loan is computed, without giving effect to any principal amount of such Participation Interest paid or payable on the applicable Due Date plus (b) the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) computed on the basis of the same time period with respect to which the participation fee on the Overall LC Exposure is computed.
Servicing Fee Rate: With respect to each Participation Interest, a rate per annum as specified in the related Fee Letter.
Servicing File: The comprehensive set of files maintained in an organized format by the Master Servicer to properly document all current and pertinent information related to a Loan underlying a Participation Interest. These files may consist of documents maintained in hard copy form or easily accessible electronic data and shall include at a minimum the following documents pertaining to each Participation Interest:
i.a copy of the Credit Documents;
ii.a copy of the most recent Compliance Certification by an officer of the related Borrower;
iii.the most recent fiscal year-end certified audited annual financial statements of such Borrower;
iv.all correspondence between the Master Servicer and such Borrower or the Administrative Agent under the relevant Credit Agreement that pertains to the Participation Interest sold under the Participation Agreement related thereto; and
v.documentation of any loan servicing actions taken with respect to the Participation Interest.
Servicing Officer: Any individual authorized by the Master Servicer who is involved in, or responsible for, the administration and servicing of the Participation Interests.
Settlement Date: Each date upon which the one or more Participation Interests is sold to Participant as set forth in the Participation Agreement relating to such sale.
Section 1.02.    Other Definitional Provisions.
(a)    All terms defined in this Master Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.
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(b)    The words “hereof,” “herein,” “hereunder,” and words of similar import when used in this Master Agreement shall refer to this Master Agreement as a whole and not to any particular provision of this Master Agreement; Section and Exhibit references contained in this Master Agreement are references to Sections and Exhibits in or to this Master Agreement unless otherwise specified; and the term “including” shall mean “including without limitation.”
(c)    The definitions contained in this Master Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

Article II:
REPRESENTATIONS AND WARRANTIES

Section 2.01.    Representations and Warranties of the Master Servicer.
A.    The Master Servicer hereby represents and warrants as of the date of this Master Agreement and each Settlement Date as follows:
(i)    The Master Servicer is a cooperative association duly organized, validly existing and in good standing under the laws governing its creation and existence and with the requisite power and authority to conduct its business as it is currently being conducted; the Master Servicer holds all licenses, certificates and permits necessary for the conduct of its business as it is currently being conducted.

(ii)    The Master Servicer has the requisite power and authority to execute and deliver this Master Agreement, to service and administer all the Participation Interests identified on each applicable Participation Agreement in accordance with the terms of this Master Agreement, and to take all other actions and execute and deliver all other documents which are requisite or pertinent to the transactions described in this Master Agreement. The persons signing such documents and taking such actions on its behalf have been duly authorized to do so and such documents and actions are valid, legally binding and enforceable against the Master Servicer in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights and to general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).
(iii)    The Master Servicer is not required to obtain the consent of any other Person or any consents, licenses, approvals or authorizations from, or registrations or declarations with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Master Agreement, except for such consents, licenses, approvals or authorizations, or registrations or declarations, as shall have been obtained or filed, as the case may be.
(iv)    No action, suit or proceeding is pending or, to the best of the Master Servicer’s knowledge, threatened against it that would prohibit it from entering into this Master Agreement or performing its obligations under this Master Agreement or, in the reasonable opinion of the Master Servicer has a reasonable likelihood of resulting in a material adverse effect on the transactions contemplated by this Master Agreement.
(v)    The Master Servicer is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency, which default would reasonably be expected to have consequences that would materially
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and adversely affect the condition (financial or otherwise) or operations of the Master Servicer or its respective properties or would reasonably be expected to have consequences that would materially adversely affect the performance of the Master Servicer hereunder.
(vi)    The execution and delivery of this Master Agreement by the Master Servicer and the performance and compliance with the terms of this Master Agreement by the Master Servicer will not violate the Articles of Incorporation or Bylaws of the Master Servicer, or constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, or result in the material breach of, any material contract, agreement or other instrument to which the Master Servicer is a party or which may be applicable to the Master Servicer, or any of its assets.
(vii)    No Servicer Default has occurred and is continuing and no event or circumstance has occurred or exists which, with notice or lapse of time or both, would constitute a Servicer Default.
B.    Upon discovery by any party hereto of a breach of any of the representations and warranties set forth in Section 2.01.A, such discovering party shall give prompt written notice to the other party.
Section 2.02.    Representations and Warranties of the Participant.
A.    The Participant hereby represents and warrants as of the date of this Master Agreement as follows:
(i)    The Participant is a corporation duly organized, validly existing and in good standing under the laws governing its creation and existence and with the requisite power and authority to conduct its business as it is currently being conducted; the Participant holds all licenses, certificates and permits necessary for the conduct of its business as it is currently being conducted.
(ii)    The Participant has the requisite power and authority to execute and deliver this Master Agreement and to take all other actions and execute and deliver all other documents which are requisite or pertinent to the transactions described in this Master Agreement. The persons signing such documents and taking such actions on its behalf have been duly authorized to do so and such documents and actions are valid, legally binding and enforceable against the Participant in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights and to general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).
(iii)    The Participant is not required to obtain the consent of any other Person or any consents, licenses, approvals or authorizations from, or registrations or declarations with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Master Agreement, except for such consents, licenses, approvals or authorizations, or registrations or declarations, as shall have been obtained or filed, as the case may be.
(iv)    No action, suit or proceeding is pending or, to the best of the Participant’s knowledge, threatened against it that would prohibit it from entering into this Master Agreement or performing its obligations under this Master Agreement or, in the reasonable opinion of the Participant has a reasonable likelihood of resulting in a material adverse effect on the transactions contemplated by this Master Agreement.
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(v)    The Participant is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency, which default would reasonably be expected to have consequences that would materially and adversely affect the condition (financial or otherwise) or operations of the Participant or its respective properties or would reasonably be expected to have consequences that would materially adversely affect the performance of the Participant.
(vi)    The execution and delivery of this Master Agreement by the Participant and the performance and compliance with the terms of this Master Agreement by the Participant does not violate the organizational and operational documents of the Participant, or constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, or result in the material breach of, any material contract, agreement or other instrument to which the Participant is a party or which may be applicable to the Participant, or any of its assets.
C.    Upon discovery by any party hereto of a breach of any of the representations and warranties set forth in Section 2.02.A, such discovering party shall give prompt written notice to the other party.
1.
Article III:
ADMINISTRATION AND SERVICING OF PARTICIPATION INTERESTS

Section 3.01.    Servicing of the Participation Interests.
(a)    General Servicing Provision. The Master Servicer hereby agrees to service and administer each Participation Interest sold pursuant to the Master Participation Agreement in accordance with the terms of this Master Agreement, the terms of each related Participation Agreement, applicable law and the terms of such Participation Interest. In connection with such servicing and administration, the Master Servicer shall, consistent with and subject to all other servicing-related provisions in this Master Agreement and each Participation Agreement, have full power and authority, acting alone and/or through sub-servicers, to do or cause to be done any and all things, in connection with such servicing and administration, that the Master Servicer may deem necessary or desirable and consistent with the terms of this Master Agreement. In servicing and administering each Participation Interest, the Master Servicer shall employ procedures in accordance with the Customary Servicing Procedures of the Master Servicer and shall monitor each Borrower’s compliance with its Credit Documents. The Master Servicer will exercise the same care in servicing each Participation Interest that it exercises in servicing Loans to the same Borrower or similar borrowers held in the Master Servicer’s portfolio or serviced by it. The Master Servicer will act in the best interest of the Participant in servicing each Participation Interest.
Without limiting the generality of the foregoing, the Master Servicer, in its own name or in the name of the Participant, is hereby authorized and empowered by the Participant, when the Master Servicer believes it appropriate in its reasonable judgment, to execute and deliver on behalf of the Participant any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to each Participation Interest and each Loan underlying a Participation Interest and with respect to any related Collateral. The Master Servicer shall prepare and deliver to the Participant such documents requiring execution and delivery by it as is necessary or appropriate to enable the Master Servicer to service and administer the Participation Interests to the extent that the Master Servicer is not permitted to execute and deliver such documents pursuant to the preceding sentence. Upon receipt of such
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documents, the Participant, upon the direction of the Master Servicer, shall promptly execute such documents and deliver them to the Master Servicer.
(b)    Servicing File. Upon its purchase of each Participation Interest, the Participant shall, or shall cause the Seller to, deliver a copy of the related Participation Agreement, a Loan Setup File and the Credit Documents related thereto to the Master Servicer. The Master Servicer shall retain the Servicing File on behalf of the Participant with respect to each Participation Interest sold to the Participant pursuant to the Master Participation Agreement. The Master Servicer shall, upon three (3) Business Days’ prior written request provide Participant or its designee with reasonable access, during normal business hours and at the office of the Master Servicer, to the Servicing File regarding any and all Participation Interests sold to the Participant pursuant to the Master Participation Agreement. The Master Servicer shall maintain the Servicing File for each Participation Interest for three years from the earlier of (a) the date, if any, that the Seller repurchases the Participation Interest from the Participant or (b) the date that all principal and interest due on the related Participation Interest is paid in full and all commitments under Credit Agreement related to such Participation Interest have terminated.
(c)    Agency Relationship Only. The relationship of the Master Servicer (and of any successor to the Master Servicer as servicer under this Master Agreement) to the Participant under this Master Agreement is intended by the parties to be that of an independent contractor and not that of a joint venture, partner or agent.
(d)    Modifications, Waivers, Consents. To the extent the terms of any Loan in which Participant has purchased a Participation Interest is modified or amended, the Master Servicer shall notify Farmer Mac with respect to such Loan and, to the extent information called for in a Loan Setup File has changed, provide Farmer Mac a modified Loan Setup File no later than the fifth Business Day following the effective date of such modification or amendment.
In addition to the foregoing and regardless of whether any action is proposed to be taken by the Master Servicer with respect to a Participation Interest, the Master Servicer shall notify the Participant promptly after receiving notice from the Seller of: (A) each event of default (as such term is defined in the Credit Documents) that has occurred and is continuing under the documentation for any such Loan, (B) any receipt of a notice of a Borrower’s violation or potential violation of applicable zoning laws or environmental laws pertaining to environmental hazards, (C) any proposed material change in the control or ownership of a Borrower, and (D) any material lawsuit or pending lawsuit involving a Borrower which in the opinion of the Master Servicer would materially and adversely affect such Borrower’s ability to perform its obligations under the Credit Documents.
(e)    Powers of Attorney. Without limiting the generality of the foregoing, the Master Servicer is hereby authorized and empowered to execute and deliver on behalf of itself and the Participant, all agreements and instruments as may be necessary or desirable in connection with the performance of its rights and obligations pursuant to this Section 3.01. If reasonably required by the Master Servicer, the Participant shall furnish the Master Servicer with any powers of attorney and other documents necessary or appropriate to enable the Master Servicer to carry out its servicing and administrative duties under this Master Agreement, the Credit Documents and the other documentation pertaining to the Participation Interests.
(f)    Delegation. In the ordinary course of business, the Master Servicer at any time may delegate any of its duties hereunder to any Person, including any of its Affiliates, who agrees to conduct such duties in accordance with this Master Agreement including those standards set forth in this Section 3.01. Any such delegation may include entering into subservicing agreements with any Person or Persons, for the servicing and administration of the Participation Interests or a portion thereof. Such delegation shall not relieve the Master Servicer
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of its liabilities and responsibilities with respect to such duties and shall not constitute a resignation. Notwithstanding anything to the contrary contained herein, or in any agreement relating to any such delegation, the Master Servicer shall remain obligated and liable to the Participant for the servicing and administration of the Participation Interests in accordance with the provisions of this Master Agreement to the same extent and under the same terms and conditions as if it alone were servicing and administering the Participation Interests. The Master Servicer shall provide the Participant with written notice of delegation of any of its duties to any Person other than any of the Master Servicer’s Affiliates or their respective successors and assigns on the later of the respective Settlement Date or sixty (60) days prior to such delegation.
(g)    Reporting. The Master Servicer will provide the following reports to the Participant, which reports may be transmitted via e-mail to [email address redacted] and [email address redacted] or in such other form as may be agreed between the Participant and the Master Servicer:
(i)    After a Settlement Date for a Participation Interest and until the Participation Interest is no longer serviced under the Master Agreement, the Master Servicer shall deliver to Farmer Mac (a) a Distribution Report not later than three (3) Business Days after the date on which the Seller makes a Distribution of principal or interest to the Participant and (b) copies of all billing statements or invoices relating the Participation Interest received by the Master Servicer from the Seller.
(ii)    If any Loan in which the Participant has purchased a Participation Interest becomes a Defaulted Loan, then the Master Servicer will provide to Farmer Mac and its designee a Defaulted Loan Report on or before the fifteenth day of each calendar month (or if such fifteenth day is not a Business Day, the next succeeding Business Day) following the month in which such Loan became a Defaulted Loan.
Section 3.02.    Collection of Payments.
The Master Servicer will proceed diligently, as set forth in each Participation Agreement, to collect all payments related to each Participation Interest and to deliver Distributions to the Purchaser as set forth herein.
Section 3.03.    Realization Upon Defaulted Loans.
(a)    The Master Servicer shall use reasonable efforts to realize upon Defaulted Loans in such manner as in the Master Servicer’s judgment will maximize the receipt of principal and interest by the Participant, provided, however, that the Participant acknowledges that the Master Servicer’s ability to do so shall be limited to providing direction to the Seller to give direction to Administrative Agent under the Credit Agreement pursuant to which such Loan was made. The Master Servicer is obligated to make every effort it deems reasonable to work out a troubled Loan. The Master Servicer shall promptly notify Farmer Mac when it is notified by the Seller that Loan Collateral under a Credit Agreement in which Farmer Mac has a Participation Interest has suffered material damage.
(b)    Any proceeds to which the Participant is entitled as a participant to Credit Documents securing any Loan will be paid, subject to the following order of priority: first, to the Master Servicer to reimburse the Master Servicer for any related unreimbursed Servicing Advances and Servicing Fees with respect to the related Participation Interest; second, to the Participant for any accrued and unpaid interest on the Loan underlying the Participation Interest; and third, to the Participant as a recovery of principal of such Participation Interest.
Section 3.04.    RESERVED.
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Section 3.05.    Distribution Account. Farmer Mac has established the Distribution Account for the Master Servicer to wire funds into such account upon receipt of any Distribution in accordance with each Participation Agreement.
Section 3.06.    Fidelity Bond, Insurance. The Master Servicer shall maintain insurance coverage and financial institution bond protection consistent with that maintained by the Master Servicer as of the date of this Master Agreement. Such insurance coverage shall include coverage in the amount of $4,000,000 insuring the Master Servicer against losses on account of employee dishonesty, loss inside the premises coverage, loss outside the premises coverage, money orders and counterfeit paper currency coverage and depositors forgery coverage. Such financial institution bond protection shall include $6,000,000 single loss limit of liability coverage on account of forgery or alteration, securities, computer systems fraud, telefacsimile transfer fraud and voice initiated transfer fraud.
Section 3.07.    RESERVED.
Section 3.08.    Servicing Compensation and Reimbursement.
(a)    With respect to each Distribution made pursuant to a Participation Agreement, the Master Servicer shall be entitled to retain an amount equal to the accrued and unpaid Servicing Fee with respect to the Participation Interest sold pursuant to such Participation Agreement only out of the interest portion of amounts collected by the Master Servicer with respect to such Participation Interest.
(b)    Additional servicing compensation in the form of assumption fees, and all other customary and ancillary income and fees shall be retained by the Master Servicer. The Master Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except that the Master Servicer is entitled to reimbursement for all Servicing Advances and as otherwise provided in this Master Agreement, including but not limited to Section 3.14(a).
Section 3.09.    RESERVED.
Section 3.10.    Documents, Records and Funds in Possession of the Master Servicer. The Master Servicer shall account fully to the Participant for any funds received by the Master Servicer or which otherwise are collected by the Master Servicer in respect of any Participation Interests. All Servicing Files and Credit Documents and funds collected or held by, or under the control of, the Master Servicer in respect of any Participation Interests, whether from the collection of principal and interest payments or from other proceeds shall be held by the Master Servicer for and on behalf of the Participant and shall be and remain the sole and exclusive property of the Participant, subject to the applicable provisions of this Master Agreement and each Participation Agreement. The Master Servicer also agrees that it shall not knowingly create, incur or subject any Servicing File, Credit Documents or any funds that otherwise are or may become due or payable to the Participant, to any claim, lien, security interest, judgment, levy, writ of attachment or other encumbrance created by the Master Servicer, or assert by legal action or otherwise any claim or right of setoff against any Servicing File, Credit Documents or any funds collected on, or in connection with, a Participation Interests, except, however, that the Master Servicer shall be entitled to set off against and deduct from any such funds any amounts that are properly due and payable to the Master Servicer under this Master Agreement. If the Participant notifies the Master Servicer that the Participant does not have access to the electronic document portal maintained by the applicable Administrative Agent for any Participation Interest purchased by the Participant, the Master Servicer shall obtain from the Seller and send to the Participant all information posted to the Administrative Agent’s portal related to such Participation Interest, in each case no later than three (3) Business Days of being posted. This
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information may be transmitted via e-mail to [email address redacted] and [email address redacted] or in such other form as may be agreed between the Participant and the Master Servicer.
Section 3.11.    Servicer Default. Each of the following events shall constitute a servicer default (each, a “Servicer Default”):
(a)    any failure by the Master Servicer to make any payment, deposit or transfer required to be made under the terms of this Master Agreement which continues unremedied for a period of two (2) Business Day after the date upon which written notice of such failure, requiring the same to be remedied, shall have been received by the Master Servicer from the Participant; or
(b)    failure on the part of the Master Servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Master Servicer in this Master Agreement which continues unremedied for a period of forty-five (45) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been received by the Master Servicer from the Participant; or
(c)    a decree or order of a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Master Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days; or
(d)    consent by the Master Servicer to the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings relating to the Master Servicer or to all or substantially all of its property; or
(e)    the Master Servicer’s admission in writing of its inability to pay its debts generally as they become due, filing of a petition to invoke any applicable insolvency or reorganization statute, making of an assignment for the benefit of its creditors, or voluntarily suspending payment of its obligations; or
(f)    a court of competent jurisdiction shall have found that the Master Servicer or any of its senior executive officers has committed an act of civil fraud; or
(g)    the Master Servicer or any of its principal officers shall have been convicted of a felony, or shall have been convicted of any criminal act related to the Master Servicer’s lending or mortgage selling or servicing activities.
(h)    the Master Servicer consummates a transaction that results in a Change of Control; or
(i)    the Master Servicer ceases to be a cooperative association in good standing under the laws of the District of Columbia or any state of the United States for a period of thirty (30) days following notice thereof by any governmental authority having jurisdiction over such determination.
Section 3.12.    Resignation and Termination of Master Servicer.
(a)    The Master Servicer may at any time resign and terminate its obligations under this Master Agreement upon at least one hundred eighty (180) days’ prior written notice to the Participant; provided, however, that no such resignation or termination shall be effective until a
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successor Master Servicer is appointed (and accepts such appointment) pursuant to the terms of this Section 3.12. Promptly after receipt of notice of the Master Servicer’s intended resignation, the Participant shall appoint, by written instrument, a successor master servicer. If the Participant fails to appoint a successor master servicer pursuant to the terms hereof within thirty (30) days after receipt of the Master Servicer’s notice of resignation, Master Servicer may petition a court of competent jurisdiction to appoint a successor master servicer. One original counterpart of any aforementioned instrument of appointment shall be delivered to each of the Participant and the successor master servicer.
(b)    Upon the occurrence of a Servicer Default, and so long as such Servicer Default shall not have been remedied, the Participant may (a) terminate all obligations and duties imposed upon the Master Servicer under this Master Agreement, and (b) name and appoint a successor or successors to succeed to and assume all of such obligations and duties of the Master Servicer. Such actions shall be effected by notice in writing to the Master Servicer and shall become effective upon receipt of such notice by the Master Servicer and the acceptance of such appointment by such successor or successors.
(c)    On and after the receipt by the Master Servicer of written notice of termination, if applicable, and the acceptance by the successor or successors to the Master Servicer, all obligations and duties imposed upon the Master Servicer under this Master Agreement shall pass to and vest in the successor or successors named in the notice, and such successor or successors shall be authorized, and hereby are authorized, to take all such action and execute and deliver all such instruments and documents on behalf of the Master Servicer, as attorney in fact or otherwise, as may be necessary and appropriate to effect the purposes of such written notice. The Master Servicer shall pay the reasonable costs and expenses relating to a transition to a successor Master Servicer.
(d)    This Section 3.12 shall survive any termination of this Master Agreement and any termination of this Master Agreement shall not prejudice the rights of the Master Servicer to recover any amounts due to the Master Servicer under this Master Agreement.
Section 3.13.    Inspection Rights. The Master Servicer shall, upon three (3) Business Days’ prior written request from the Participant, during normal business hours, permit the Participant to examine the Servicing Files which relate to Participation Interests. These inspection rights shall extend to representatives of the Farm Credit Administration (as the Governmental Authority that regulates Farmer Mac).
Section 3.14.    Limitation on Liability of the Master Servicer and Others.
(a)    Neither the Master Servicer nor any of the directors, officers, employees or agents of the Master Servicer shall be under any liability to the Participant for any action taken or for refraining from the taking of any action in good faith and without gross negligence pursuant to this Master Agreement or for errors in judgment; provided, however, that this provision shall not protect the Master Servicer or any such Person against any breach of warranties or representations made herein or any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of duties hereunder. The Master Servicer and any director, officer, employee or agent of the Master Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Master Servicer and any director, officer, employee or agent of the Master Servicer shall be indemnified by the Participant and held harmless by the Participant against any loss, liability or expense incurred in connection with any legal action relating to this Master Agreement, the transactions contemplated hereby or thereby, the Master Servicer’s duties in connection therewith, other than any unrecovered Servicing Fee or Servicing Advance related to any specific Participation Interest and any loss, liability or
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expense incurred by reason of willful misfeasance, bad faith or gross negligence in the performance of duties hereunder.
(b)    The Master Servicer shall not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its respective duties under this Master Agreement and for which it will not be reimbursed or indemnified hereunder; provided, however, that the Master Servicer may in its discretion undertake any such action it may deem necessary or desirable in respect to this Master Agreement and the rights and duties of the parties hereto and the interests of the Participant hereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Master Servicer entitled to be reimbursed.
(c)    The Master Servicer and its directors, officers, employees and agents shall be deemed to have exercised the degree of skill and care appropriate hereunder if such Person has acted in accordance with Customary Servicing Procedures and in good faith in (i) managing, administering, servicing, making collections, foreclosing, counseling with respect to, and supervising the Participation Interests; (ii) administering, interpreting, and enforcing the Credit Documents and all forms, documents and certificates required thereunder; and (iii) fulfilling all obligations hereunder.
Section 3.15.    Statements and Certificates to Participant.
(a)Within one hundred and twenty (120) days after the close of each fiscal year of Master Servicer, beginning with the fiscal year ending May 31, 2022, the Master Servicer shall deliver to Farmer Mac an Annual Officer’s Certificate. If the Participant notifies the Master Servicer on or before September 1 in any calendar year that it will require assertion letters and auditor attestation reports on the Master Servicer’s servicing duties, the Master Servicer shall also provide such assertion letters and attestation reports as Farmer Mac may require to reasonably comply with applicable laws and regulations, the form of which letters and reports shall be agreed upon between Farmer Mac and the Master Servicer.
(b)    Within one hundred and twenty (120) days after the close of each fiscal year of the Master Servicer, beginning with the fiscal year ending in 2022, the Master Servicer shall deliver to Farmer Mac a copy of the report of independent accountants respecting the Master Servicer’s, or the Master Servicer’s parent corporation’s, consolidated financial statements for the preceding fiscal year.
(c)    The Master Servicer agrees to indemnify and hold harmless each of Farmer Mac, each person or entity, if any, who “controls” Farmer Mac within the meaning of the Securities Act of 1933, as amended, and their respective officers and directors (collectively, the “Indemnitees”) against any and all losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, fees and expenses that any Indemnitee may sustain arising out of third party claims (including any criminal or civil action brought by a government agency or department) based on the failure of the Master Servicer to deliver or cause to be delivered when required the reports required under this Section 3.15 or any material misstatement or material omission therein. If the indemnification provided for herein is unavailable or insufficient to hold harmless any Indemnitee, then the Master Servicer agrees that it shall contribute to the amount paid or payable by the Indemnitee as a result of the losses, claims, damages or liabilities of the Indemnitee in such proportion as is appropriate to reflect the relative fault of the Indemnitee on the one hand and the Master Servicer on the other.
(d)    In approving CFC as the Master Servicer, a major consideration is the information the CFC has provided about CFC’s servicing qualifications and financial status. Consequently, CFC shall notify Farmer Mac promptly of: (1) any event resulting in the filing by CFC of a Current
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Report on Form 8-K with the SEC; (2) a material adverse change in the financial condition of CFC or any Affiliate that could materially and adversely affect Farmer Mac’s interests in the Participation Interests; or (3) a loss of any license, qualification to transact business or exemption therefrom in any state where such loss would materially and adversely impact CFC’s authority or ability to perform its obligations under this Master Agreement.

Article IV:
MISCELLANEOUS

Section 4.01.    Governing Law. The terms of this Master Agreement shall be governed by, and construed in accordance with, federal law. To the extent federal law incorporates state law, that state law shall be the laws of the State of New York (without regard to any conflicts of law provision thereof that would require the application of the laws of any other jurisdiction).
Section 4.02.    Waiver of Trial by Jury; Waiver of Punitive Damages. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT THEY MAY HAVE TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION, OR IN ANY LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
EACH OF THE PARTIES HERETO AGREES THAT IN ANY JUDICIAL, MEDIATION OR ARBITRATION PROCEEDING OR ANY CLAIM OR CONTROVERSY BETWEEN OR AMONG THEM (A “DISPUTE”) THAT MAY ARISE OUT OF OR BE IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREUNDER, IN NO EVENT SHALL ANY PARTY HAVE A REMEDY OF, OR BE LIABLE TO THE OTHER FOR, (i) INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR (ii) PUNITIVE OR EXEMPLARY DAMAGES. EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES ANY RIGHT OR CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES THEY MAY HAVE OR WHICH MAY ARISE IN THE FUTURE IN CONNECTION WITH ANY DISPUTE, WHETHER THE DISPUTE IS RESOLVED BY ARBITRATION, MEDIATION, JUDICIALLY OR OTHERWISE.
Section 4.03.    Jurisdiction; Waiver of Punitive Damages
(a)    The parties irrevocably and unconditionally submit to and accept the non-exclusive jurisdiction of the United States District Court for the Southern District of New York located in the Borough of Manhattan for any action, suit or proceeding arising out of or based upon this Master Agreement or any matter relating thereto and waive any objection that they may have to the laying of venue in any such court or that any such court is an inconvenient forum or does not have personal jurisdiction over them.
(b)    The parties irrevocably agree that, should either party institute any legal action or proceeding in any jurisdiction (whether for an injunction, specific performance, damages or otherwise) in relation to this Master Agreement, no immunity (to the extent that it may at any
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time exist, whether on the grounds of sovereignty or otherwise) from such action or proceeding shall be claimed by it or on its behalf, any such immunity being hereby irrevocably waived, and each Party irrevocably agrees that it and its assets are, and shall be, subject to such legal action or proceeding in respect of its obligations under this Master Agreement; provided, that nothing herein shall constitute a waiver of immunity (by virtue of sovereign immunity or otherwise) by either party with respect to any immunity from punitive damages.
Section 4.04.    Demands, Notices, Communications. Any notice delivered within the time prescribed in this Master Agreement shall be conclusively presumed to have been duly given whether or not the intended recipient receives such notice, provided, however, that the party giving such notice has received proof of delivery. Any address, electronic mail or facsimile number for the delivery of notices as set forth herein may be changed upon the written request of the Master Servicer or Participant.
A.    All demands, notices and communications by and between the Master Servicer and Participant with respect to this Master Agreement shall be in writing and delivered in person, by an overnight delivery service, or via electronic mail:
If to the Participant or Farmer Mac:
Federal Agricultural Mortgage Corporation
1999 K Street, N.W., 4th Floor
Washington, DC 20006
Fax: 202-872-7713
Attention of: Managing Director, Syndicated Loan Markets & Infrastructure Lending
Email: [email address redacted] (or such other email communicated in writing)
With a copy (which shall not constitute notice) to:
Federal Agricultural Mortgage Corporation
1999 K Street, N.W., 4th Floor
Washington, DC 20006
Fax: 202-872-7713
Attention of: General Counsel
Email: [email address redacted]
If to Master Servicer:
National Rural Utilities Cooperative Finance Corporation
20701 Cooperative Way
Dulles, VA 20166
Fax: 866-230-5635
Attention of: Senior Vice President & General Counsel

With a copy (which shall not constitute notice) to:
National Rural Utilities Cooperative Finance Corporation
20701 Cooperative Way
Dulles, VA 20166
Fax: 703-467-5170
Attention of: Manager, Loan Servicing
Email: kirstie.balducci@nrucfc.coop

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D.    Master Servicer shall deliver the information described in Section 3.01(g) of this Agreement to:
Federal Agricultural Mortgage Corporation
To the attention of Loan Administration
Email: [email address redacted]

With a copy to Treasury Operations
Email: [email address redacted]

With a copy to Loan Operations
Email: [email address redacted]

With a copy to Managing Director, Syndicated Loan Markets & Infrastructure Lending
Email: [email address redacted]

or, in each case, to the Electronic Delivery Portal.

Section 4.05.    Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Master Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Master Agreement and shall in no way affect the validity or enforceability of the other provisions of this Master Agreement.
Section 4.06.    Amendment. This Master Agreement may be amended from time to time or the provisions hereof may be waived or otherwise modified by the parties hereto only by written agreement signed by the parties hereto.
Section 4.07.    Counterparts. This Master Agreement may be executed in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.
Section 4.08.    Authorized Officers. The manual or facsimile signature of any individual appearing on this Master Agreement, or any document or certificate issued pursuant to this Master Agreement, and which is designated as the signature of a Responsible Officer of any Person, shall constitute conclusive evidence that such individual is, in fact, authorized to execute such document, notwithstanding that such authorization may have lapsed prior to the effective date of such document.
Section 4.09.    Assignability. Except as provided in Section 3.12, this Master Agreement shall not be assigned by either of the parties hereto without the prior written consent of the other party; provided, however, that Farmer Mac may, without the prior consent of the Master Servicer, assign this Agreement to any subsidiary of Farmer Mac or any Trust or any special purpose entity formed to hold the Participation Interests. Farmer Mac shall promptly notify the Master Servicer of any such assignment. For purposes of this Section 4.09 only, it is agreed that delegation by the Master Servicer permitted pursuant to Section 3.01(f) shall not be deemed an attempted assignment or transfer of servicing prohibited by this Master Agreement, but a Change in Control of the Master Servicer shall be deemed an attempted assignment or transfer of servicing prohibited by this Master Agreement without the prior written consent of Farmer Mac.
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Any attempted assignment or transfer contrary to the provisions of this Section 4.09 shall be null, void, and of no force or effect.

[SIGNATURES FOLLOW ON NEXT PAGE]
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IN WITNESS WHEREOF, the parties hereto hereby execute this Master Agreement as of the day and year first above written.
FEDERAL AGRICULTURAL MORTGAGE CORPORATION, as Participant

By: /s/Terry D. Coleman
Name: Terry D. Coleman
Title:    Managing Director

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION, as Master Servicer

By: /s/Ling Wang
Name: Ling Wang
Title: Chief Financial Officer

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EXHIBIT 1
FORM OF DISTRIBUTION REPORT

Borrower ID	NCSC Loan Number	Scheduled Payment Date	Beginning Balance	Scheduled Principal Payment during remittance period	Unscheduled Principal Payment during remittance period	Ending Actual Balance	Ending Scheduled Balance

Final Payoff Date	Unscheduled Principal Payment date	Payment Date	Index Rate	Margin	Index Type	Note Rate	CFC Servicing Fee

Net Rate to Farmer Mac	CFC Servicing Amount	Last Interest Paid To Date	Next Due Date	Next Interest Reset Date	Sale Date	Maturity Date	Total P&I Payment

Prepayment Penalty Amount	Accrual Method	Previous Month Unpaid Net Interest	Interest Accrual During Reporting Period	Interest Payment	Current Month Unpaid Net Interest	Days Accrued	Delinquency Code

EXHIBIT 2
FORM OF DEFAULTED LOAN REPORT
DEFAULT REPORT:

Borrower Name	Borrower ID	Payment Due Date	Servicer’s Comments

Date: __________________
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EXHIBIT 3
FORM OF ANNUAL OFFICER’S CERTIFICATE
    I, [name of certifying individual], a duly acting officer of National Rural Utilities Cooperative Finance Corporation (the “Master Servicer”), certify pursuant to Section 3.15(a) of the Master Servicing Agreement (Agented Participations), dated as of February 14, 2022 (as it have been be amended from time to time, the “Servicing Agreement”) between the Master Servicer and Federal Agricultural Mortgage Corporation (“Farmer Mac”) to Farmer Mac and each person or entity, if any, who “controls” Farmer Mac within the meaning of the Securities Act of 1933, as amended, and their respective officers and directors, with respect to the calendar year immediately preceding the date of this Certificate (the “Relevant Year”), as follows:

1.    I am responsible for reviewing the activities performed by the Master Servicer under the Servicing Agreement during the Relevant Year.

2.    Based upon the review required by the Servicing Agreement and except as disclosed in this Officer’s Certificate or in any accountants’ statement provided pursuant to Section 3.15(a) or Section 3.16 of the Servicing Agreement, to the best of my knowledge, the Master Servicer has fulfilled all of its obligations under the Servicing Agreement throughout the Relevant Year.

3.    The Master Servicer has a comprehensive disaster recovery and business continuity plan that includes the following elements:
    (a)    duplication of the Servicer’s production information systems at an off-site facility coupled with an extensive business recovery plan to utilize those remote systems;

(b)    replication of the Master Servicer’s production data in real time to the recovery site;

(c)    processes for each of the Master Servicer’s operating groups to conduct business with a view to minimizing disruption for customers;

(d)    periodic disaster recovery exercises that include both the information technology group and business areas;

(b)contracts with an external vendor for facilities to house the Master Servicer’s backup systems as well as office space and related office equipment; and

(c)backup tapes stored at an off-site storage location managed by an external vendor.

    4.    With respect to Collateral, except as identified in writing to Farmer Mac, the Master Servicer has received no notification of a delinquency in the payment of all insurance premiums, assessments, taxes and other charges that may become liens having precedence over the related Credit Documents granting security in such Collateral.

    5.    For purposes of this Officer’s Certificate, “Relevant Information” means the information included herein for the Relevant Year and the information in all Interest Accrual Reports provided by the Master Servicer pursuant to Section 3.15(a) of the Servicing Agreement
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during the Relevant Year. To the best of my knowledge, the Relevant Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein which is necessary to make the statements made therein, in light of the circumstances under which such statements were made, not misleading as of the last day of the Relevant Year.
DATED as of _______________.

Name: Title:

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